As filed with the Securities and Exchange Commission on June 29, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beckman Coulter, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-1040600
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(Address, Including Zip Code, of Principal Executive Offices)

Beckman Coulter, Inc.

2007 Long-Term Performance Plan

(Full Title of the Plan)

Arnold A. Pinkston

Senior Vice President, General Counsel and Secretary

Beckman Coulter, Inc.

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(714) 871-4848

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.10 par value per share	2,350,000(1)(2) shares	$65.07(3)	$152,914,500(3)	$4,695(3)

(1)

This Registration Statement covers, in addition to the number of shares of Beckman Coulter, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.10 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Beckman Coulter, Inc. 2007 Long-Term Performance Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to a Stockholder Protection Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent, dated as of February 4, 1999.

(3)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on June 26, 2007, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Commission on February 26, 2007 (Commission File No. 001-10109);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007, filed with the Commission on May 8, 2007 (Commission File No. 001-10109);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 12, 2007, March 26, 2007, May 2, 2007 (with respect to Item 5.02), May 2, 2007 (with respect to Item 1.01), May 18, 2007 and June 5, 2007 (each, Commission File No. 001-10109);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on or about April 25, 1989, together with an amendment thereto filed on July 2, 1992 (Commission File No. 001-10109), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on February 9, 1999 (which incorporates such description from the Company’s Current Report on Form 8-K filed with the Commission on February 8, 1999) (Commission File No. 001-10109), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party to any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of the Company, or is or was serving as such with respect to another entity at the request of the Company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent. Section 14 of the Company’s Sixth Restated Certificate of Incorporation provides that the Company will indemnify any person to whom, and to the fullest extent, indemnification may be required or permitted under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Section 13 of the Company’s Sixth Restated Certificate of Incorporation eliminates the liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on June 20, 2007.

BECKMAN COULTER, INC.

By:	/s/ Scott Garrett
Scott Garrett President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott Garrett, Charles P. Slacik and Arnold A. Pinkston, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Garrett Scott Garrett	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2007

/s/ Charles P. Slacik Charles P. Slacik	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2007

/s/ Betty Woods Betty Woods	Chairman of the Board	June 20, 2007

/s/ Robert G. Funari Robert G. Funari	Director	June 20, 2007

/s/ Charles A. Haggerty Charles A. Haggerty	Director	June 20, 2007

/s/ William N. Kelley, M.D. William N. Kelley, M.D.	Director	June 19, 2007

/s/ Kevin M. Farr Kevin M. Farr	Director	June 19, 2007

/s/ Van B. Honeycutt Van B. Honeycutt	Director	June 20, 2007

/s/ James V. Mazzo James V. Mazzo	Director	June 22, 2007

/s/ Peter B. Dervan, Ph.D. Peter B. Dervan, Ph.D.	Director	June 20, 2007

/s/ Glenn S. Schaefer Glenn S. Schaefer	Director	June 19, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.	Beckman Coulter, Inc. 2007 Long-Term Performance Plan. (Filed as Appendix B to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on March 27, 2007 (Commission File
No. 001-10109) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).